PRICESMART ANNOUNCES FISCAL 2026 THIRD QUARTER OPERATING RESULTS; PLANS FOR FIRST CLUB IN CHILE; ELEVENTH CLUB IN COSTA RICA
NET MERCHANDISE SALES GREW 12.5%
COMPARABLE NET MERCHANDISE SALES INCREASED 10.7%
$1.28 EARNINGS PER DILUTED SHARE
San Diego, CA (July 8, 2026) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 57 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal third quarter of 2026, which ended on May 31, 2026.
Third Quarter Financial Results
Total revenues for the third quarter of fiscal year 2026 increased 12.5% to $1.48 billion compared to $1.32 billion in the comparable period of the prior year. For the third quarter of fiscal year 2026, net merchandise sales increased 12.5% to $1.45 billion from $1.29 billion in the third quarter of fiscal year 2025. Net merchandise sales - constant currency increased 8.5% over the comparable prior-year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $50.6 million, or 4.0%, versus the same period in the prior year.
The Company had 57 warehouse clubs in operation as of May 31, 2026 compared to 55 warehouse clubs in operation as of May 31, 2025.
Comparable net merchandise sales for the 54 warehouse clubs that have been open for greater than 13 ½ calendar months increased 10.7% for the 13-week period ended May 31, 2026 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended May 31, 2026 increased 6.9%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 3.8% versus the same period in the prior year.
The Company recorded operating income during the fiscal third quarter of $65.6 million compared to operating income of $56.2 million in the prior-year period. Net income increased 12.9% to $39.7 million, or $1.28 per diluted share, in the third quarter of fiscal year 2026 compared to $35.2 million, or $1.14 per diluted share, in the third quarter of fiscal year 2025.
Adjusted EBITDA for the third quarter of fiscal year 2026 was $90.4 million compared to $79.0 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the nine months ended May 31, 2026 increased 10.7% to $4.36 billion compared to $3.94 billion in the comparable period of the prior year. For the first nine months of fiscal year 2026, net merchandise sales increased 11.0% to $4.27 billion from $3.85 billion in the comparable prior-year period. Net merchandise sales - constant currency increased 8.6% over the comparable prior-year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $92.1 million, or 2.4%, versus the same period in the prior year.
Comparable net merchandise sales for the 54 warehouse clubs that have been open for greater than 13 ½ calendar months increased 8.8% for the 39-week period ended May 31, 2026 compared to the comparable 39-week period of the prior year. Comparable net merchandise sales - constant currency for the 39 weeks ended May 31, 2026 increased 6.4%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 2.4% versus the same period in the prior year.
The Company recorded operating income during the first nine months of fiscal year 2026 of $204.0 million compared to operating income of $179.8 million in the prior-year period. Net income increased 10.8% to $128.9 million, or $4.18 per diluted share, in the first nine months of fiscal year 2026 compared to $116.3 million, or $3.80 per diluted share, in the first nine months of fiscal year 2025.
Adjusted EBITDA for the first nine months of fiscal year 2026 was $277.0 million compared to $245.1 million in the same period last year.

New Market Growth - Chile
The Company has executed a lease and plans to open its first warehouse club in Chile, located in Comuna Las Condes, Santiago. The club will be located within Mallplaza Los Dominicos shopping center and is anticipated to open in spring 2027.
“We are excited to announce our planned entry into Chile with our first location in the Las Condes corridor, which will also be our first warehouse club located within a mall setting. This site aligns well with our membership model and long-term growth strategy. It offers strong demographics, excellent accessibility, and a retail environment that resonates with the quality and value focused Members we will serve in Chile. We anticipate a spring 2027 opening. More importantly, this club establishes the foundation for what we believe can become a meaningful multi-club market over time,” said David Price, Chief Executive Officer of PriceSmart.
Existing Market Expansion
The Company has purchased land and plans to open its eleventh warehouse club in Costa Rica, located in Santo Tomas de Santo Domingo (Heredia), approximately four miles east from the nearest club in Heredia. The club will be built on a six-acre property and is anticipated to open in the spring of 2027.
Once these two clubs and four other previously announced clubs are open, the Company will operate 63 warehouse clubs.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Thursday, July 9, 2026, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 715-9871 for domestic callers or +1 (646) 307-1963 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Thursday, July 16, 2026, by dialing +1 (800) 770-2030 for domestic callers or +1 (647) 362-9199 for international callers and entering replay passcode 5898084#.
About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and providing services at low prices to PriceSmart Members. PriceSmart operates 57 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; nine in Costa Rica; seven each in Panama and Guatemala; six in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one warehouse club in each of Ciudad Quesada and Santo Tomas de Santo Domingo (Heredia), Costa Rica in August 2026 and in the spring of 2027, respectively, one new warehouse club in each of Montego Bay and South Camp Road (Kingston), Jamaica in the fall of 2026 and winter of 2026-27, respectively, one warehouse club in Villa Nueva, Guatemala in the winter of 2027, and one warehouse club in Comuna Las Condes, Santiago, Chile in the spring of 2027. Once these six new clubs are open, the Company will operate 63 warehouse clubs.

This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club and distribution center openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, including the effects of tariffs and/or international trade wars and disruptions to remittances, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, including the timely opening of our announced warehouse clubs, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Investor Relations (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Nine Months Ended
	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Revenues:
Net merchandise sales	$1,450,698	$1,289,997	$4,271,024	$3,848,411
Export sales	637	990	1,123	14,595
Membership income	25,709	21,857	73,588	62,971
Other revenue and income	4,749	4,445	14,315	13,142
Total revenues	1,481,793	1,317,289	4,360,050	3,939,119
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,218,984	1,086,680	3,587,294	3,242,892
Export sales	590	957	1,079	13,770
Selling, general and administrative:
Warehouse club and other operations	144,302	125,745	415,581	367,832
General and administrative	51,405	47,070	150,455	132,669
Pre-opening expenses	579	302	626	617
Loss on disposal of assets	292	305	1,027	1,579
Total operating expenses	1,416,152	1,261,059	4,156,062	3,759,359
Operating income	65,641	56,230	203,988	179,760
Other income (expense):
Interest income	3,259	2,486	9,840	7,441
Interest expense	(3,850)	(2,762)	(12,229)	(7,995)
Other expense, net	(9,913)	(6,888)	(24,079)	(19,050)
Total other expense	(10,504)	(7,164)	(26,468)	(19,604)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	55,137	49,066	177,520	160,156
Provision for income taxes	(15,446)	(13,917)	(48,572)	(43,797)
Income (loss) of unconsolidated affiliates	—	9	—	(13)
Net income	$39,691	$35,158	$128,948	$116,346
Net income per share available for distribution:
Basic	$1.28	$1.14	$4.19	$3.80
Diluted	$1.28	$1.14	$4.18	$3.80
Shares used in per share computations:
Basic	30,241	30,070	30,213	30,050
Diluted	30,270	30,078	30,232	30,055

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	May 31, 2026 (Unaudited)	August 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$208,443	$241,024
Short-term restricted cash	10,355	11,061
Short-term investments	113,748	73,186
Receivables, net of allowance for credit losses of $0 and $2 as of May 31, 2026 and August 31, 2025, respectively	19,837	17,400
Merchandise inventories	623,052	560,730
Prepaid expenses and other current assets (includes $860 and $0 as of May 31, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	88,287	71,059
Total current assets	1,063,722	974,460
Long-term restricted cash	35,824	33,206
Property and equipment, net	1,112,996	996,281
Operating lease right-of-use assets, net	125,382	113,479
Goodwill	43,293	43,238
Deferred tax assets	44,516	41,229
Other non-current assets (includes $469 and $701 as of May 31, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	93,470	60,375
Investment in unconsolidated affiliates	—	6,889
Total Assets	$2,519,203	$2,269,157
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$3,445	$12,286
Accounts payable	556,665	506,949
Accrued salaries and benefits	58,159	52,478
Deferred income	50,500	43,061
Income taxes payable	1,402	7,265
Other accrued expenses and other current liabilities (includes $7,227 and $551 as of May 31, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	67,937	57,627
Operating lease liabilities, current portion	7,888	7,930
Dividends payable	21,683	—
Long-term debt, current portion	65,335	38,675
Total current liabilities	833,014	726,271
Deferred tax liability	738	1,100
Long-term income taxes payable, net of current portion	4,551	4,424
Long-term operating lease liabilities	134,421	122,244
Long-term debt, net of current portion	114,365	147,922
Other long-term liabilities (includes $2,613 and $6,196 for the fair value of derivative instruments and $14,745 and $13,628 for post-employment plans as of May 31, 2026 and August 31, 2025, respectively)	39,706	19,824
Total Liabilities	1,126,795	1,021,785

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,817,994 and 32,688,047 shares issued and 30,860,524 and 30,745,833 shares outstanding (net of treasury shares) as of May 31, 2026 and August 31, 2025, respectively	3	3
Additional paid-in capital	542,116	529,354
Accumulated other comprehensive loss	(109,267)	(161,439)
Retained earnings	1,085,064	999,426
Less: treasury stock at cost, 1,957,470 shares as of May 31, 2026 and 1,942,214 shares as of August 31, 2025	(125,508)	(119,972)
Total Stockholders' Equity	1,392,408	1,247,372
Total Liabilities and Equity	$2,519,203	$2,269,157

Non–GAAP (Generally Accepted Accounting Principles) Financial Measures
The accompanying Consolidated Financial Statements are presented in accordance with U.S. GAAP (Generally Accepted Accounting Principles). In addition to relevant GAAP measures, we also provide non-GAAP measures including Adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency because management believes these metrics are useful to investors and analysts by excluding items that we do not believe are indicative of our core operating performance. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income and other income (expense), net. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Nine Months Ended
(Amounts in thousands)	May 31, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Net income as reported	$39,691	$35,158	$128,948	$116,346
Adjustments:
Interest expense	3,850	2,762	12,229	7,995
Provision for income taxes	15,446	13,917	48,572	43,797
Depreciation and amortization	24,778	22,757	73,027	65,386
Interest income	(3,259)	(2,486)	(9,840)	(7,441)
Other expense, net (1)	9,913	6,888	24,079	19,050
Adjusted EBITDA	$90,419	$78,996	$277,015	$245,133
(1)    Primarily consists of transaction costs of converting the local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and nine months ended May 31, 2026 and 2025.

Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales – constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchange rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales – constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchange rates. Comparable net merchandise sales – constant currency results exclude the effects of foreign currency translation. Refer to “Management’s Discussion & Analysis – Net Merchandise Sales” and “Management’s Discussion & Analysis – Comparable Net Merchandise Sales” in our Quarterly Report on Form 10-Q for the period ended May 31, 2026 for our quantitative analysis and discussion. Reconciliations between net merchandise sales – constant currency and comparable net merchandise sales - constant currency and the most directly comparable GAAP measures are included below.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	May 31, 2026
	Three Months Ended		Nine Months Ended
(Amounts in thousands, except % growth)	Net merchandise sales	% Growth	Net merchandise sales	% Growth
Net merchandise sales	$1,450,698	12.5%	$4,271,024	11.0%
Favorable impact of foreign currency exchange	50,562	4.0%	92,097	2.4%
Net merchandise sales on a constant-currency basis	$1,400,136	8.5%	$4,178,927	8.6%

Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	May 31, 2026
	Thirteen Weeks Ended	Thirty-Nine Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	10.7%	8.8%
Favorable impact of foreign currency exchange	3.8%	2.4%
Comparable net merchandise sales on a constant-currency basis	6.9%	6.4%